EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on March 6, 2017 and is effective as of February 1, 2017 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware corporation (the “Company”) and Robert L. Burkart (“Executive”).
WITNESSETH:
WHEREAS, Executive has been employed by the Company since July 2009;
WHEREAS, the Company desires to continue to employ Executive pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, Executive is willing and able to render such services to the Company and desires to do so on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Employment, Position and Duties. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions of this Agreement. Executive shall continue to be employed by the Company as the Chief Information Officer of the Company, or such other senior management position as determined by the Chief Executive Officer of the Company from time to time. In this capacity, Executive agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Executive’s duties shall include all those duties customarily performed by a similarly situated member of senior management of a company similar to the Company, as well as those additional duties that may be reasonably assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). Executive shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook.
2.Term of Employment. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until and shall expire on February 1, 2018, as may be extended in accordance with this Section 2 and unless terminated earlier by either party, in accordance with the terms of this Agreement. The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date that is ninety (90) days prior to the date which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which the extension would otherwise have become effective, unless earlier terminated in accordance with this Agreement. This Agreement may be terminated by Executive, by the Company’s Chief Executive Officer or by the Board, with or without Cause (as defined below). Upon the termination of Executive’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 4, 5, 6, 7, 8, 9, 15, 16 and 17 of this Agreement. Non-renewal of the Term by the Company shall be treated for all purposes under this Agreement as a termination of Executive’s employment without Cause.
3.Compensation. Executive shall be compensated by the Company for his services as follows:
(a)    Base Salary. During the Term, Executive shall be paid a base salary (“Base Salary”) of $20,833.33 per month (or $250,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s Base Salary shall be reviewed on an annual basis for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Executive’s “Base Salary” for purposes of this Agreement.
(b)    Benefits. During the Term, Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Executive shall be entitled to the benefits afforded to other members of the senior executive team under the Company’s vacation, holiday and business expense reimbursement policies (all such benefits, the “Benefits”). In addition, the Company shall reimburse Executive for the full amount of his health insurance costs should he elect to participate in the Company’s health insurance programs, and Executive will receive an automobile allowance in the amount of $900 per month.
(c)    Bonuses. In addition to the Base Salary, starting for the 2017 fiscal year, Executive shall be eligible to receive a bonus at a target of no less than 50% of his Base Salary (the “Performance Bonus”), i.e., a $125,000 bonus target for the 2017 performance year. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Board or the Compensation Committee thereof, based upon Executive’s performance of his duties and the Company’s financial performance, as well as certain performance targets that are approved by the Compensation Committee. The Company will pay Executive’s Performance Bonus for each year at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events, within the two and one half (2½) months following the end of the year in which the Performance Bonus becomes vested. The Performance Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, Executive shall be eligible to receive a $30,000 project-based bonus in 2017 tied to the achievement of a key technology implementation milestone approved by the Chief Executive Officer.

(d)    Equity. Executive shall be eligible to receive, annually, on substantially the same basis as long term incentive awards to other senior executives, long-term incentive awards with a targeted grant date value of $125,000, subject to adjustment by the Compensation Committee in its sole discretion.
4.Benefits Upon Termination.
(a)    Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Executive’s employment by the Company for Cause (as defined below), the termination of Executive’s employment by reason of his death or disability (as defined in the Company’s long-term incentive plan), or the termination of Executive’s employment by Executive for any reason other than Good Reason (as defined below), Executive shall be entitled to no further compensation or benefits from the Company following the date of termination, except the Accrued Obligations, which Accrued Obligations shall be paid to Executive within thirty (30) days following the date of termination.
For purposes of this Agreement, Executive’s “Accrued Obligations” include, to the extent not theretofore paid:

(i)	Executive’s Base Salary earned through the date of termination;

(ii)	Executive’s Benefits, vested or earned through the date of termination;

(iii)
Executive’s Performance Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such award has been earned but has not been paid as of the date of termination;

(iv)	Executive’s vested restricted stock, stock options or other long-term or equity-based incentive compensation; and

(v)
Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by Executive prior to the date of termination in accordance with the applicable Company policy.

For purposes of this Agreement, a termination for “Cause” occurs if Executive’s employment is terminated by the Company for any of the following reasons:

(A)	theft, dishonesty or falsification of any employment or Company records by Executive;

(B)	the determination by the Board that Executive has committed an act or acts constituting a felony or any act involving moral turpitude;

(C)	the determination by the Board that Executive has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(D)	the continuing material breach by Executive of any provision of this Agreement after receipt of written notice of such breach from the Board and a reasonable opportunity to cure such breach.
For purposes of this Agreement, a termination by Executive shall be for “Good Reason” if Executive terminates his employment for any of the following reasons:

(1)
the Company materially reduces Executive’s duties or authority below, or assigns Executive duties that are materially inconsistent with, the duties and authority contemplated by Section 1 of this Agreement;

(2)	the Company requires Executive to relocate his office more than one hundred (100) miles from the current office of the Company without his consent; or

(3)
the Company has breached any provision of this Agreement, including, but not limited to, the provisions relating to the payment or providing of compensation and Benefits in accordance with Section 3 above, and such breach continues for more than thirty (30) days after notice from Executive to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b)    Termination Without Cause or Termination for Good Reason. Each of the Company and Executive is free to terminate this Agreement, and Executive’s employment with the Company, at any time, for any reason, in its or Executive’s absolute sole discretion. Except as otherwise provided in Section 4(c) of this Agreement, if Executive’s employment is terminated by the Company for any reason other than (1) for Cause or (2) by reason of his death or disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall only be entitled to:

(i)
receive continued payment of his Base Salary, less applicable withholdings, in accordance with the Company’s normal payroll procedures, for six (6) months following the termination of Executive’s employment; and

(ii)	the Accrued Obligations.
(c)    Qualifying Termination. Upon the occurrence of a Qualifying Termination (as defined below), Executive shall, in addition to the benefits set forth in Section 4(b), be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance).

(i)
For purposes of this Agreement, a “Qualifying Termination” means a termination of Executive’s employment within ninety (90) days prior to or twenty-four (24) months following the consummation of a Change in Control (as defined below) as a result of Executive’s (A) resignation for Good Reason or (B) termination by the Company without Cause.

(ii)	For purposes of this Agreement, a “Change in Control” means the occurrence of any one or more of the following:

(A)
An effective change of control pursuant to which any person or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing fifty percent (50%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (I) by the Company or any affiliate, (II) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate, or (III) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(B)
Any person or persons acting as a group acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes fifty percent (50%) or more of the total fair market value or voting power of the Company’s then outstanding stock. The acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to fifty percent (50%) or more of the Company’s then outstanding stock will be treated as a Change in Control;

(C)
Individuals who constitute the Board immediately after the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board during any twelve (12) month period; provided, however, that any person becoming a director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(D)	Any person or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (D) shall not be deemed to be a Change in Control if the assets are transferred to (I) any owner of Company stock in exchange for or with respect to the Company’s stock, (II) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity’s total value or total voting power, (III) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (IV) an entity in which a person described in (D)(III) above owns at least fifty percent (50%) of the total value or voting power. For purposes of this section, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.
In no event will a Change in Control be deemed to have occurred, with respect to Executive, if an employee benefit plan maintained by the Company or an affiliate of the Company or Executive is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the plan or Executive is an equity participant in the purchasing company or group, except where participation is: (I) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (II) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.

(iii)
Notwithstanding the foregoing and notwithstanding any less favorable or contrary treatment in an award agreement or other grant documentation with respect to equity-based awards, the vesting of all equity-based awards that are not assumed by a successor company or exchanged for a replacement award on no less favorable economic terms will be fully accelerated as of the effective date of the Change in Control (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance), and such equity-based awards shall be paid to Executive within thirty (30) days after the effective date of the Change in Control.

(d)    Notwithstanding anything to the contrary herein, no payments shall be paid under Sections 4(b)(i) or 4(c) unless and until Executive executes and delivers a general release and waiver of claims (the “Release”) against the Company (and any revocation period expires) by the Release Deadline, acknowledging Executive’s obligations under Sections 5 and 6 below, and in a form prescribed by the Company; provided, that such Release shall not require Executive to release any rights to Accrued Obligations, rights under the Indemnification Provisions (as defined below), or under this Agreement, and the execution of such Release shall be a condition to Executive’s rights under Sections 4(b)(i) or 4(c). The “Release Deadline” means the date that is sixty (60) calendar days after Executive’s separation from service. Payment of any amount that is not exempt from Section 409A of the Code that is conditioned upon the execution of the Release shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s separation from service and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where Executive’s separation from service and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. In addition, if Section 409A of the Code requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.
5.Employee Inventions and Proprietary Rights Assignment Agreement. Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Executive and attached hereto as Exhibit A.
6.Covenants Not to Compete or Solicit. During Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:
(a)    perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);
(b)    induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Executive had personal contact with such entity; and

(c)    solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.
For purposes of this Agreement, the term “competing business purpose” shall mean the sale or provision of any marketing or printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.
The covenants contained in this Section 6 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.
7.Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Sections 5 and 6 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 7 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.
8.Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the misuse or misappropriation of trade secrets or proprietary information or (ii) the breach of any non-competition or non-solicitation covenants.
9.Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.
10.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding stock, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.
11.Entire Agreement. This Agreement, including its attached Exhibit A, constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment.
12.No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.
13.Validity. Except as otherwise provided in Section 6 above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.
14.Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.
15.Code Section 409A. This Agreement is intended to comply with Section 409A of the Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in kind distributions, and shall be administered accordingly. Executive hereby agrees that the Company may, without further consent from Executive, make the minimum changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on Executive pursuant to Section 409A of the Code. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code. In the case of any reimbursement payment which is required to be made promptly under this Agreement, such payment will be made in all instances no later than December 31 of the calendar year following the calendar year in which the obligation to make such reimbursement arises. Notwithstanding the foregoing, if any payments or benefits under this Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the date of termination, any amount of such Non-Exempt Payments that would be paid prior to the six (6) month anniversary of the date of termination shall instead be accumulated and paid to Executive in a lump sum payment within five (5) business days after such six (6) month anniversary. A termination of employment shall be deemed to occur only if it is a “separation from service” as such term is defined under Section 409A of the Code, and references to “termination,” “termination of employment,” or like terms shall mean a “separation from service.”
16.Adjustments Due to Excise Tax.
(a)    If it is determined that any amount or benefit to be paid or payable to Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which Executive would be subject in respect of such Payments. In the event Payments are required to be reduced pursuant to this Section 16(a), Executive shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Section 409A of the Code.
(b)    The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 16, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 16, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 16. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

17.Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company, as applicable, in effect from time to time, and subject to the conditions thereof, the Company shall:
(a)    indemnify Executive against all liabilities and reasonable expenses that Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was an officer or director of or service provider to the Company or any of its affiliates; provided, however, that Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in the best interests of the Company; and
(b)    pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was an officer or director of or service provider to the Company or any of its affiliates, including an advancement of such expenses to the extent permitted by applicable law, subject to Executive’s execution of any legally required repayment undertaking.
The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which Executive may be entitled pursuant to the documents under which the Company is organized as in effect from time to time and shall not apply with respect to any action or failure to act by Executive which constitutes willful misconduct or bad faith on the part of Executive. The indemnification rights of Executive in this Section 17 are referred to below as the “Indemnification Provisions.” The rights of Executive under the Indemnification Provisions shall survive the cessation of Executive’s employment with the Company. The Company shall also maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering Executive with reasonable scope, exclusions, amounts and deductibles based on Executive’s positions with the Company.
Notwithstanding the foregoing, the Company shall have no obligation to indemnify, defend or hold harmless Executive from and against any liabilities and expenses, or to pay for, or reimburse Executive for, any expenses arising from or relating to (i) Executive’s gross negligence or intentional or willful misconduct, or (ii) actions or claims which are initiated by Executive unless such action was approved in advance by the Board.
*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
INNERWORKINGS, INC., a Delaware corporation
By:    /s/ Ronald Provenzano
Name:    Ronald Provenzano
Its:    General Counsel

EXECUTIVE
/s/ Robert L. Burkart

    Robert L. Burkart

EXHIBIT A
Employee Inventions and Proprietary Rights Assignment Agreement

See attached.